Exhibit 99.1

US Farms, Inc. Becomes Player in California Fresh Tomato Market

Monday April 2, 6:00 am ET

SAN DIEGO, CA--(MARKET WIRE)--Apr 2, 2007 -- US Farms, Inc. (OTC BB:USFI.OB - News) is pleased to announce the company has entered into the Fresh Tomato Market.

California is the second largest producer of fresh tomatoes in the United States. There are over 100 growers producing fresh tomatoes on 37,000 acres, May through mid-November, and producing year-round in climate controlled greenhouses. Major California growing regions include the San Joaquin, Salinas, and Imperial Valleys, and Ventura and San Diego Counties.

Tomatoes grown for fresh market are not used for processed products, like paste or sauce.

US Farms, Inc. President Yan K. Skwara stated, "US Farms,Inc. management is moving aggressively to expand its crop growing business. Based on our current ability to fund our Tomato business operation, we are projecting in the range of $5,000,000 in revenues in 2007 from Tomatoes alone, which is a combination of brokering and growing Tomatoes."

About US Farms, Inc.

US Farms, Inc. is a diversified Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Through internal growth and strategic acquisitions the company is expanding its market share in its nursery and specialty produce businesses. Currently the company has subsidiaries which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads along with produce products that include Aloe Vera, Asparagus, Tomatoes and Wheat grass. In 2007 the company plans to add over 100 specialty niche produce items to it offerings.

For more information on US Farms, please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFI.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, our inability to acquire and or build an ethanol production facility, the impact of competitive products, product demand, market acceptance risks, fluctuations in operating results, political risk and other risks detailed from time to time in US Farms, Inc.'s filings with the Securities and Exchange Commission. These risks could cause US Farms, Inc.'s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, US Farms, Inc.

Contact:

     Contact:

     US Farms, Inc.

     Yan K. Skwara

     President

     Tel: 858-488-7775 or 800-845-9133

     Fax: 858-488-2828

     Investor Relations

     Stock Services LLC.

     Alan Klitenic

     818-334-4469